Exhibit 99.(i)

Goodwin | Procter	Christopher E. Palmer	Goodwin Procter LLP
	202.346.4253	Counsellors at Law
	cpalmer@	901 New York Avenue, N.W.
	goodwinprocter.com	Washington, D.C. 20001
T: 202.346.4000
F: 202.346.4444

December 28, 2005

The Prudential Series Fund

Gateway Center Three

100 Mulberry Street

Newark, NJ 07102

Ladies and Gentlemen:

We have served as counsel to The Prudential Series Fund (the “Trust”) in connection with various matters relating to the registration of the Trust’s securities under the Securities Act of 1933, as amended, and registration of the Trust under the Investment Company Act of 1940, as amended.

We have examined, among other things, copies of such documents, certificates and corporate or other records as we deem necessary or appropriate for purposes of this opinion, including the Trust’s Certificate of Trust, the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws and the Trust’s registration statement.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.  As to various matters of fact material to this opinion, we have relied upon information provided by Trust officers and included in filings with the Securities and Exchange Commission.  Based upon this examination, and assuming that the securities will be issued in accordance with the terms described in the registration statement, and that the Trust will receive payment for the securities, we are of the opinion that the securities to be issued pursuant to the registration statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of a copy of this opinion as an exhibit to the Trust’s registration statement.  We also consent to the reference in the Trust’s registration statement to the fact that Goodwin Procter LLP serves as counsel to the Trust and has provided this opinion.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP